                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
              Section 12(g) of the Securities Exchange Act of 1934
                  or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                  Commission File Number 0-26348

                                    HPR INC.
             (Exact name of registrant as specified in its charter)

       245 FIRST STREET, CAMBRIDGE, MASSACHUSETTS 02142, (617) 679-8000.

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $.01 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [X]  Rule 12h-3(b)(1)(ii)          [ ]
Rule 12g-4(a)(1)(ii)          [ ]  Rule 12h-3(b)(2)(i)           [ ]
Rule 12g-4(a)(2)(i)           [ ]  Rule 12h-3(b)(2)(ii)          [ ]
Rule 12g-4(a)(2)(ii)          [ ]  Rule 15d-6                    [ ]
Rule 12h-3(b)(1)(i)           [ ]

    Approximate number of holders of record as of the certification or notice date: None; Registrant was merged into HBO & Company of Georgia, a wholly owned subsidiary of HBO & Company.

    Pursuant to the requirements of the Securities Exchange Act of 1934 HBO & Company, as successor issuer to HPR Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 29, 1997                       BY: /s/ JAY P. GILBERTSON
                                               -------------------------------------------
                                               Jay P. Gilbertson
                                               President, Co-Chief Operating Officer and
                                               Chief Financial Officer
                                               HBO & Company